UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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SuccessFactors, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 15, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of SuccessFactors, Inc. to be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, May 22, 2009, at 2:00 p.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of SuccessFactors by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Lars Dalgaard
Founder, President and Chief Executive Officer

SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of SuccessFactors, Inc. will be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, May 22, 2009, at 2:00 p.m. Pacific Time, for the following purposes:

1. To elect two Class II directors of SuccessFactors, Inc., each to serve until the 2012 annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. SuccessFactors’ Board of Directors intends to present the following nominees for election:

Eric C.W. Dunn
David N. Strohm

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of SuccessFactors, Inc. for the fiscal year ending December 31, 2009.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 9, 2009 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Lars Dalgaard
Founder, President and Chief Executive Officer

San Mateo, California
April 15, 2009

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, California 94404

PROXY STATEMENT

April 15, 2009

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of SuccessFactors, Inc., a Delaware corporation (“SuccessFactors”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404, on Friday, May 22, 2009, at 2:00 p.m. Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 24, 2009. An annual report for the year ended December 31, 2008 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.successfactors.com/investor/proxy.

THE MEETING

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 9, 2009, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 9, 2009, we had 56,773,642 shares of common stock outstanding and entitled to vote. Holders of SuccessFactors common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the Annual Meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Although all of the proposals to be voted on at the Annual Meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of SuccessFactors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by SuccessFactors. Following the original mailing of the proxies and other soliciting materials, SuccessFactors and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, SuccessFactors will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to SuccessFactors stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, SuccessFactors’ transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

SuccessFactors’ Board of Directors is presently comprised of seven members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. The Class I directors consist of Messrs. McGlashan and Whorton; the Class II directors consist of Messrs. Dunn and Strohm; and the Class III directors consist of Messrs. Burgum and Dalgaard and Ms. Nelson.

The Class III directors will stand for reelection or election at the 2010 annual meeting of stockholders, the Class I directors will stand for reelection or election at the 2011 annual meeting of stockholders, and the Class II directors will stand for reelection or election at the 2012 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class II is currently a director of SuccessFactors. If elected at the Annual Meeting, each of the nominees would serve until the 2012 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. SuccessFactors is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of April 9, 2009, are included below.

Name	Age	Principal Occupation	Director Since

Nominees for election as Class II directors with terms expiring in 2012:
Eric C.W. Dunn(2)	51	General Partner, Cardinal Venture Capital	2004
David N. Strohm*(1)(3)	61	Venture Partner, Greylock Partners	2001
Incumbent Class III directors with terms expiring in 2010:
Douglas J. Burgum	52	Retired	2007
Lars Dalgaard	41	Founder, President and Chief Executive Officer of SuccessFactors	2001
Elizabeth A. Nelson(1)(2)	48	Consultant	2007
Incumbent Class I directors with terms expiring in 2011:
William E. McGlashan, Jr.(1)(2)	45	Partner and Managing Director, TPG Growth	2005
David G. Whorton(3)	42	Managing Director, Tugboat Ventures	2003

*	Chairperson of the Board

(1)	Member of our Nominating and Corporate Governance Committee

(2)	Member of our Audit Committee.

(3)	Member of our Compensation Committee.

Lars Dalgaard founded SuccessFactors in May 2001 and has served as a director and our President and Chief Executive Officer since May 2001. From 1994 to 1998, Mr. Dalgaard served in various general management positions at Unilever N.V., a global packaged consumer and industrial goods company, in the Netherlands, Germany and Denmark. From 1991 until 1993, Mr. Dalgaard held various positions at Novartis (formerly known as Sandoz), a pharmaceutical company, including Sales Representative, Product Manager and Corporate Finance Controller, in the United States and Switzerland. Mr. Dalgaard holds a B.A. from Copenhagen Business School, Denmark and an M.S. from Stanford University Graduate School of Business as a Sloan Fellow.

David N. Strohm has served as a director since May 2001. He was appointed Chairperson of our Board of Directors in September 2005. Since January 2001, Mr. Strohm has been a Venture Partner of Greylock Partners, a venture capital firm, and from 1980 to 2001, Mr. Strohm was a General Partner of Greylock Partners. Mr. Strohm currently serves on the Boards of Directors of EMC Corporation and VMware, Inc. and several private companies. Mr. Strohm holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School.

Douglas J. Burgum has served as a director since October 2007. From April 2001 to August 2007, Mr. Burgum served as Senior Vice President of the Microsoft Business Solutions group of Microsoft Corporation, a software company. From 1983 until its acquisition in April 2001 by Microsoft Corporation, Mr. Burgum served in various executive positions at Great Plains Software, Inc., a business-management software company, including President since March 1984, Chief Executive Officer since September 1991 and Chairman of the Board of Directors since January 1996. Mr. Burgum currently serves on the Advisory Board of Stanford University Graduate School of Business. Mr. Burgum holds a bachelor of university studies degree from North Dakota State University and an M.B.A. from Stanford University Graduate School of Business.

Eric C.W. Dunn has served as a director since May 2004. Since June 2003, Mr. Dunn has been a General Partner of Cardinal Venture Capital, a venture capital firm. From August 2000 to June 2003, Mr. Dunn owned and operated Kingston Creek Ventures, a venture capital firm. From 1986 to 2000, Mr. Dunn served in a number of senior executive capacities at Intuit Inc., a business, financial management and tax solution software company, including Chief Financial Officer and Senior Vice President and Chief Technology Officer. Mr. Dunn currently serves on the Boards of Directors of TIBCO Software, Inc. and several private companies. Mr. Dunn holds a B.A. in physics from Harvard College and an M.B.A. from Harvard Business School.

William E. McGlashan, Jr. has served as a director since September 2005. Since April 2004, Mr. McGlashan has been a Partner and Managing Director of TPG Growth, LLC, a venture capital firm. From December 2001 to March 2004, Mr. McGlashan served as Chairman of the Board of Directors and Chief Executive Officer of Critical Path, Inc., a digital communications software company. Mr. McGlashan currently serves on the Boards of Directors of several private companies. Mr. McGlashan holds a B.A. in history from Yale University and an M.B.A. from Stanford University Graduate School of Business.

Elizabeth A. Nelson has served as a director since September 2007. Since December 2005, Ms. Nelson has been an independent consultant to several private companies. From 1996 until its acquisition in December 2005 by Adobe Systems Incorporated, Ms. Nelson served in various executive positions at Macromedia, Inc., a multimedia software company, including Executive Vice President, Chief Financial Officer and Secretary since February 1998 and a member of the Board of Directors since January 2005. Prior to joining Macromedia, Ms. Nelson spent eight years at Hewlett-Packard Company, a computer-hardware company, where she held various positions in international finance and corporate development. Ms. Nelson currently serves on the Boards of Directors of Autodesk, Inc., and several private companies. Ms. Nelson holds a B.S. in foreign service from Georgetown University and an M.B.A. from the Wharton School of the University of Pennsylvania.

David G. Whorton has served as a director since April 2003. In March 2006, Mr. Whorton founded Tugboat Ventures, a venture capital firm, and has been Managing Director since that time. From February 2003 to December 2005, Mr. Whorton was a Managing Director of TPG Ventures, a venture capital firm. Mr. Whorton founded Good Technology, Inc. and Mr. Whorton served as its Chief Executive Officer from January 2000 to December 2000. From December 2000 to May 2003, Mr. Whorton served as the Executive Chairman of Good Technology’s Board of Directors. From May 1997 to March 2000, Mr. Whorton was an Associate Partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Whorton holds an M.S. in mechanical engineering from the University of California, Berkeley and an M.B.A. from Stanford University Graduate School of Business.

The Board of Directors recommends a vote FOR the election
of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Board of Directors

The rules of the NASDAQ Stock Market require that a majority of the members of our Board of Directors be independent. Our Board of Directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that six of our directors are independent under the rules of The NASDAQ Stock Market: Messrs. Burgum, Dunn, McGlashan, Strohm and Whorton and Ms. Nelson.

During 2008, the Board met 9 times. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board. Each of these committees has adopted a written charter. Current copies of these charters are available on our website at www.successfactors.com.

Audit Committee

Our Audit Committee is currently comprised of Mr. Dunn, who is the chair of the Audit Committee, Mr. McGlashan and Ms. Nelson. The composition of our Audit Committee meets the requirements for independence under the current NASDAQ Stock Market rules and SEC rules and regulations. Each member of our Audit Committee is financially literate. Each of the members of, our Audit Committee is a financial expert, within the meaning of Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. All audit services and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm will be approved in advance by our Audit Committee. Our Board of Directors adopted a charter for our Audit Committee, which is posted on our website. Our Audit Committee, among other things:

•	selects our independent registered public accounting firm to audit our financial statements;

•	helps ensure the independence of our independent registered public accounting firm;

•	discusses the scope and results of the audit with our independent registered public accounting firm, and reviews, with management and our independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considers the adequacy of our internal accounting controls and audit procedures; and

•	approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm.

During 2008, the Audit Committee met in person or by telephone 12 times.

Compensation Committee

Our Compensation Committee is comprised of Mr. Strohm, who is the chair of the Compensation Committee, and Mr. Whorton. The composition of our Compensation Committee meets the requirements for independence under the current NASDAQ Stock Market rules and each member is an outside director under the applicable rules and regulations of the Internal Revenue Service. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to the compensation of our executive officers. Our Board of Directors adopted a charter for our compensation committee. Our Compensation Committee, among other things:

•	reviews the compensation of our executive officers;

•	administers our compensation and equity plans;

•	reviews and makes recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

•	establishes and reviews general policies relating to the compensation and benefits of our employees.

During 2008, the Compensation Committee met in person or by telephone 20 times.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Mr. Strohm, who is the chair of the Nominating and Corporate Governance Committee, Mr. McGlashan and Ms. Nelson. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under the current NASDAQ Stock Market rules and SEC rules and regulations. Our Board of Directors adopted a charter for our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee, among other things:

•	identifies, evaluates and recommends nominees to our Board of Directors and committees of our Board of Directors;

•	searches for appropriate directors;

•	evaluates the performance of our Board of Directors;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews related party transactions and proposed waivers of our code of conduct;

•	reviews developments in corporate governance practices; and

•	evaluates the adequacy of our corporate governance practices and reporting.

During 2008, the Nominating and Corporate Governance Committee met three times.

Policy Regarding Stockholder Nominations

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to SuccessFactors’ Corporate Secretary at SuccessFactors’ principal executive offices, no later than the 120th calendar day before the date that SuccessFactors mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by SuccessFactors’ Corporate Secretary and as would be necessary to satisfy Securities Exchange Commission rules and SuccessFactors’ Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

•	The Nominating and Corporate Governance Committee will consider nominees based on SuccessFactors’ need to fill vacancies or to expand the Board, and also considers SuccessFactors’ need to fill particular roles on the Board or committees thereof (e.g. independent director, Audit Committee financial expert, etc.).

•	The Nominating and Corporate Governance Committee will evaluate candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2008.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to be SuccessFactors’ independent registered public accounting firm for the year ending December 31, 2009, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2008 and December 31, 2007:

	2007	2008

Audit fees(1)	$2,526,000	$1,287,200
Audit-related fees(2)	189,000	86,200
Tax fees(3)	430,000	633,600
All other fees	1,500	—

Total fees	$3,146,500	$2,007,000

(1)	Audit Fees consist of fees billed or to be billed by Ernst & Young for professional services rendered for (i) the audit of SuccessFactors’ annual financial statements set forth in SuccessFactors’ Annual Reports for 2007 and 2008 and (ii) the issuances of consents and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-Related Fees consist of fees billed by Ernst & Young for professional services rendered and not reported under “Audit Fees” above, which principally related to SAS 70 attestation services.

(3)	Tax Fees consist of fees billed or to be billed by Ernst & Young for tax compliance, tax advice and tax planning services rendered. Tax-related services rendered by Ernst & Young consisted primarily of state income tax services and tax advice related to sales tax and our international operations.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Ernst & Young for 2008 and 2007 described above were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2009, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table or footnotes below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 56,767,742 shares of common stock outstanding at March 31, 2009. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to stock options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 31, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SuccessFactors, Inc., 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage

Directors and Named Executive Officers:
Lars Dalgaard(1)	3,176,053	5.45%
Bruce C. Felt, Jr.(2)	504,005	*
Paul Albright(3)	375,000	*
Jay B. Larson(4)	312,500	*
Randall J. Womack(5)	455,000	*
Douglas J. Burgum(6)	295,000	*
Eric C.W. Dunn(7)	1,201,915	2.12
William E. McGlashan, Jr.(8)	15,000	*
Elizabeth A. Nelson(9)	145,000	*
David N. Strohm(10)	8,513,223	15.00
David G. Whorton(11)	117,035	*
All executive officers and directors as a group (11 persons)(12)	22,862,587	40.27
5% Stockholders:
Greylock Equity Limited Partnership(13)	7,804,629	13.75
TPG Ventures, L.P.(14)	7,073,260	12.46
FMR LLC(15)	7,421,574	13.07

*	Less than 1%.

(1)	Includes 1,530,000 shares subject to stock options that are exercisable within 60 days of March 31, 2009, of which, if the stock options are exercised, 455,001 shares would be subject to vesting and a right of repurchase in our favor upon Mr. Dalgaard’s cessation of service prior to vesting.

(2)	Includes 150,000 shares subject to a stock option that is exercisable within 60 days of March 31, 2009, of which, if the stock option is exercised, 214,582 shares would be subject to vesting and a right of repurchase in our favor upon Mr. Felt’s cessation of service prior to vesting.

(3)	Includes 325,000 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(4)	Includes 312,500 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(5)	Includes 271,250 shares subject to stock options that are exercisable within 60 days of March 31, 2009.

(6)	Includes 45,000 shares subject to stock options that are exercisable within 60 days of March 31, 2009, of which, if the stock option is exercised, 70,000 shares would be subject to vesting and a right of repurchase in our favor upon Mr. Burgum’s cessation of service prior to vesting, which right lapses as to 31,250 shares per quarter.

(7)	Includes 15,000 shares subject to vesting and a right of repurchase in our favor upon Mr. Dunn’s cessation of service prior to vesting, which lapses as to 3,750 shares per quarter, 50,538 shares held by Cardinal Venture Affiliates, L.P. and 1,086,377 shares held by CVP SBIC, L.P. Cardinal Venture Affiliates, L.P. and CVP SBIC, L.P. are managed by Cardinal Ventures LLC. Mr. Dunn, Christian Borcher, Derek Blazesky, Joyce Chung and Christopher Hadsell are the Managing Members of Cardinal Ventures LLC, and share voting and investment control over these shares. The Managing Members of Cardinal Ventures LLC disclaim beneficial ownership except to the extent of their respective direct pecuniary interests in these shares. The address of Cardinal Ventures is 1010 El Camino Real, Suite 250, Menlo Park, California 94025.

(8)	Includes 15,000 shares subject to vesting and a right of repurchase in our favor upon Mr. McGlashan’s cessation of service prior to vesting. Excludes 7,073,260 shares held by TPG Ventures, L.P. Mr. McGlashan is a Managing Director of TPG Growth, LLC, the management company for TPG Ventures, L.P., and he does not have voting and investment control with respect to any of the shares held by TPG Ventures, L.P. and disclaims beneficial ownership of any securities held by TPG Ventures, L.P.

(9)	Includes 45,000 shares subject to stock options that are exercisable within 60 days of March 31, 2009, of which, if the stock option is exercised, 12,500 shares would be subject to vesting and a right of repurchase in our favor upon Ms. Nelson’s cessation of service prior to vesting, which right lapses as to 3,750 shares per quarter.

(10)	Includes 12,500 shares subject to vesting and a right of repurchase in our favor upon Mr. Strohm’s cessation of service prior to vesting, which right lapses as to 3,750 shares per quarter, and 7,804,629 shares held by Greylock Equity Limited Partnership. Greylock Equity GP Limited Partnership is the General Partner of Greylock Equity Limited Partnership. Mr. Strohm, Henry F. McCance, Howard E. Cox, Jr., William W. Helman, William S. Kaiser and Roger L. Evans are the General Partners of Greylock Equity GP Limited Partnership and share voting and investment control over these shares and disclaim beneficial ownership except to the extent of their respective direct pecuniary interests in these shares. Also includes 222,010 shares held by Mapache Investments, L.P. Mr. Strohm is a General Partner of Mapache Investments, L.P. Mr. Strohm has voting and investment control over these shares and disclaims beneficial ownership except to the extent of his direct pecuniary interest in these shares

(11)	Includes 15,000 shares subject to vesting and a right of repurchase in our favor upon Mr. Whorton’s cessation of service prior to vesting, which right lapses as to 3,750 shares per quarter.

(12)	Includes 3,109,791 shares subject to stock options that are exercisable within 60 days of March 31, 2009, of which 2,436,042 shares, if these stock options were exercised in full, would be subject to vesting and a right of repurchase in our favor upon the directors’ and executive officers’ cessation of service prior to vesting.

(13)	Greylock Equity GP Limited Partnership is the General Partner of Greylock Equity Limited Partnership. Mr. Strohm, Henry F. McCance, Howard E. Cox, Jr., William W. Helman, William S. Kaiser and Roger L. Evans are the General Partners of Greylock Equity GP Limited Partnership, share voting and investment control over these shares and disclaim beneficial ownership except to the extent of their respective direct pecuniary interests in these shares. The address of Greylock Equity Limited Partnership is 2929 Campus Drive, Suite 400, San Mateo, California 94403.

(14)	David Bonderman and James G. Coulter share voting and investment control over these shares and disclaim beneficial ownership except to the extent of their respective individual pecuniary interests in these shares. The address of TPG Ventures, L.P. is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(15)	Based solely on information provided by FMR LLC in its Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. The address of FMR LLC is 82 Devonshire Street, Boston, MA, 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 7,421,574 shares or 13.07% of our outstanding common stock as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 5,578,319 shares or 9.94% of the common stock outstanding. Fidelity

Growth Company Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 7,421,574 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 200 shares or 0.000% of the outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 200 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional accounts managed by PGATC as described above.

EXECUTIVE COMPENSATION

Compensation Discussion Analysis

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amounts and forms of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow. For 2008, our “named executive officers” are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers listed in our 2008 Summary Compensation Table.

Our goal is to attract, motivate and retain key leadership for our company. Our executive compensation program is designed to attract individuals with the skills necessary to grow our business, reward those individuals fairly over time, retain those individuals who continue to perform above the levels that we expect and strongly align the compensation of those individuals with the performance of our company on both a short-term and long-term basis. Our overall compensation philosophy is centered on driving superior performance from our executive officers. As a result, if our executive officers perform exceptionally well, their overall compensation will be at the high end of the total compensation paid by companies we view as comparable to us.

Our executive officers’ compensation has three primary components — base compensation or salary, annual cash bonuses and equity awards. We view these components of compensation as related in reviewing the total compensation packages of our executive officers. We determine the appropriate level for each compensation component based in part, but not exclusively, on information from analysis of peer group companies, third-party compensation surveys consistent with our recruiting and retention goals, our view of internal equity and consistency and overall company and individual performance. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. However, in line with our overall philosophy of rewarding excellent performance of our employees, the compensation committee’s philosophy is to make a substantial portion of an employee’s total compensation performance-based, so that the employee will be rewarded through bonuses and equity if we perform well in the near term and over time. We also believe that, for technology companies, stock-based compensation is the primary motivator in attracting employees, rather than cash compensation.

In setting compensation for our executive officers during 2008, our Compensation Committee retained an independent compensation consultant, Frederic W. Cook & Co., Inc. to assist it in setting compensation for our executive officers. We initially considered base compensation targeted at the 75th percentile of salaries of executives with similar roles at comparable software companies, and incentive compensation targeted at up to the 90th percentile if they significantly exceed performance objectives. We and Frederic W. Cook & Co. selected a 22 member peer group of public software and services companies of comparable size, with an emphasis on recently-public software-as-a-service business models which consisted of the following companies:

Ariba	Gevity HR	Secure Computing
Chordiant	InfoUSA	TechTarget
comScore	Internet Capital Group	Ultimate Software
Constant Contact	JDA Software Group	Vignette
DemandTec	NetSuite	Vocus
Digital River	Openwave Systems	Websense
EPIQ Systems	RightNow
FalconStor Software	S1

We also reviewed the Radford Technology Survey, covering general technology companies with annual revenue of less than $200 million, as we believed these companies most closely matched our company in terms of size and industry type. Therefore, this survey likely included many companies with revenue that was higher than ours for 2008, as we had revenue of approximately $111.9 million in 2008. In addition, this survey did not provide any information regarding the profitability of the companies surveyed. Accordingly, we did not compare the net income or loss of any companies to ours. We also believe that this survey is a commonly-used resource for technology companies in our geographic area.

Our Compensation Committee’s current intent is to perform at least annually a strategic review of our executive officers’ overall compensation levels to determine whether they provide adequate incentives and motivation to our executive officers to achieve superior performance and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. The base salaries of our executive officers are typically reviewed on an annual basis. Our Compensation Committee’s most recent compensation review occurred in May and July 2008. The Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members, but also our Chief Executive Officer. For compensation decisions, including decisions regarding the grant of equity compensation to executive officers other than our Chief Executive Officer, the Compensation Committee typically considers recommendations from our Chief Executive Officer.

Base Compensation.  We fix base compensation for our executive officers at a level that we believe enables us to hire and retain them in a competitive environment and rewards satisfactory individual performance and contribution to our overall business goals. In determining base salaries for 2008, we took into account the salaries paid to comparable officers of companies in the peer group described above, as well as salary data reported in the Radford Technology Survey described above and noted the reported compensation of the group of companies listed above. We typically seek to offer base salaries that are approximately within the 65th to 75th percentile of companies surveyed.

After this review in May 2008, and in June 2008, with respect to the compensation for our Chief Executive Officer, the Compensation Committee increased base salaries (retroactive to January 1, 2008) of three of the named executive officers as follows:

Name	Prior Base Salary	2008 Base Salary

Lars Dalgaard	$400,000	$450,000
Bruce Felt	$235,000	$260,000
Randall Womack	$210,000	$250,000

In July 2008, management believed that it needed to evaluate the compensation packages for four of the named executive officers in order to consider the retention effect of the compensation packages that were determined earlier in the year. In particular, management believed that Mr. Womack and his organization are critical to the smooth operation of important company functions including services, customer satisfaction, information technology and data center administration, and that he would be difficult to replace. The base salaries for Messrs. Albright and Larson were also increased due to management’s belief that increases were necessary to help retain these employees, and due to the fact that their compensation was not adjusted as part of the earlier compensation review in May 2008. The base salary for Mr. Felt was further increased because of management’s belief it was necessary to help retain Mr. Felt, as well as recognition for his performance. After careful consideration, management recommended that the compensation packages be adjusted, with the base salaries for the remainder of 2008 being changed as follows:

Name	Prior Base Salary	Revised 2008 Base Salary

Paul Albright	$250,000	$265,000
Jay Larson	$300,000	$350,000
Randall Womack	$250,000	$275,000
Bruce Felt	$260,000	$275,000

In light of the economic slowdown that occurred late in the third quarter of 2008, management recommended that all members of the executive team receive a reduction in base salary of 10%, which reduction was approved by the Compensation Committee and implemented at the beginning of 2009.

Cash Bonuses.  We utilize cash bonuses to reward performance achievements in the current year, while also taking into account performance against our longer-term strategic goals. Annual bonus targets, other performance measures and other terms and conditions of bonuses are determined by our Compensation Committee in the case of our Chief Executive Officer, and are determined by our Chief Executive Officer, in consultation with our Compensation Committee, in the case of our other executive officers. We use our Goal Management and Performance Management modules as part of our compensation process, primarily to help track performance against goals and to align the goals of our executive officers with the overall goals of our company and to measure competencies. We believe these tools are useful for aiding in compensation decisions, particularly because we use them to evaluate how all of our employees perform against individual and company goals, as well as to track the skill competencies of our entire employee base. The Compensation Committee also determines the performance measures and other terms and conditions of cash bonuses for our Chief Executive Officer, and consults with our Chief Executive Officer with respect to bonuses and targets for other executive officers.

For 2008, the bonus targets for our executive officers continued to be a percentage of the base salary, with the target bonus for our Chief Executive Officer significantly higher to reflect a higher level of compensation that is directly tied to our company’s performance. As part of our compensation review process in May 2008, we increased the amount in absolute dollars of the target bonuses for some of our named executive officers, and in some cases changed the amount of the target bonus as a percentage of base salary:

		Prior Target as a %		2008 Target as a %
Name	Prior Target ($)	of Base Salary	2008 Target ($)	of Base Salary

Lars Dalgaard	$400,000	100%	$450,000	100%
Bruce Felt	$105,750	45%	$156,000	60%
Randall Womack	$94,500	45%	$125,000	50%

Messrs. Albright and Larson’s target bonuses initially remained at 80% and 83% of base salary. As a result of the subsequent increase of base salaries in July 2008 for Messrs. Albright, Larson and Womack, the target bonus amount as a percentage of base salary changed. In addition, as part of the same review that occurred in July 2008, the target bonus for Mr. Larson was increased by $25,000. As a result, the target bonuses for these three named executive officers after July 2008 were as follows:

		Prior Target as a %		2008 Target as a %
Name	Prior Target ($)	of Base Salary	2008 Target ($)	of Base Salary

Paul Albright	$200,000	80%	$200,000	75%
Jay Larson	$250,000	83%	$275,000	78%
Randall Womack	$125,000	50%	$137,500	50%

The bonuses for our executive officers are intended to provide a level of total compensation that is competitive, when performance is satisfactory. The bonuses are intended to be at the high end of total compensation paid by other companies when the executive officers significantly exceed their performance objectives.

For 2008, Mr. Dalgaard’s target bonus was $450,000, based on achievement of several objectives, including achievement of operational results, specified by us in the areas of bookings, profitability and customer renewal rates, as well as specific goals related to building out the management team and our long-term growth trajectory. Mr. Dalgaard achieved approximately 81%, 82% and 85% of the operational goals, 75% of the management team building goal and a majority of his other goals, and as a result, Mr. Dalgaard would have been entitled to receive a bonus for 2008 of approximately $365,000. However, at Mr. Dalgaard’s request, the Committee and Mr. Dalgaard agreed that he would instead be awarded a bonus equal to 40% of his target bonus, or $180,000, so as not to exceed the percentage level of the overall corporate bonus paid to the other executive officers, and other employees under the company-wide bonus pool.

The 2008 bonus for Messrs. Felt and Womack is based on our company-wide bonus pool. As in prior years, SuccessFactors has funded a company-wide bonus pool, based on the operating performance of the business. Each employee (except for the CEO, whose bonus is funded separately) who is not subject to a specific sales commission plan receives a portion of this bonus pool, based on the employee’s level in our organization and their individual performance for that period. For 2008, the company-wide bonus pool was funded based upon specified levels of bookings and cash profitability, and, for 2008, we did not meet our targets for bookings but exceeded the target for cash flow, which was $(30.0) million. As a result, the company-wide bonus pool was funded at approximately a 40% level, and accordingly, both Messrs Felt and Womack were awarded approximately 40% of their target bonus, which was approximately $66,000 for Mr. Felt and $55,000 for Mr. Womack.

Messrs. Larson and Albright receive their bonuses based on individual sales commission plans, which are based entirely on bookings from enterprise or small and medium sized business customers. For 2008, Messrs. Albright and Larson received commission-based bonuses of approximately $142,000 and $213,000, respectively.

Our Compensation Committee views cash bonuses as a reward for exceptional performance. As such, our Compensation Committee generally sets company performance objectives at levels that would only be achieved if we continued to substantially improve our past levels of performance, and if our executive officers perform at very high levels. Accordingly, we generally believe that these targets are difficult to achieve and require a high level of execution and performance by our executive officers. The Compensation Committee has the discretion to increase or reduce bonuses.

We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

Stock options and equity awards.  We utilize stock options and restricted stock units (“RSUs”) to ensure that our executive officers have a continuing stake in our long-term success. Because our executive officers are awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant, these stock options will have value to our executive officers only if the value of our common stock increases after the date of grant. The stock options and RSUs that we granted in 2008 to our named executive officers vest as to 25% of the shares on the one year anniversary on the date of grant, with the remainder vesting monthly thereafter over the next 36 months. The RSUs that we granted in 2008 to certain of our named executive officers vest as to 25% of the shares on each one year anniversary of the date of grant.

The authority to make stock option grants to executive officers rests with our Compensation Committee. In determining the size of stock option grants to executive officers, our Compensation Committee considers the company’s overall performance against its strategic plan. The Compensation Committee also considers individual performance of the executive officers, which is based largely on the determination of our Chief Executive Officer as to whether the individual is performing at a level necessary to improve our overall performance. However, specific stock option grant decisions to officers that are performing well are based in large part on the extent to which these officers are currently vested in their equity ownership.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and we have not coordinated our equity grants with the release of material non-public information. We may implement policies of this nature in the future, but we have no current plans to do so.

In May 2008, as part of our compensation review, we granted Mr. Felt an option to purchase 50,000 shares of common stock at an exercise price of $11.55 per share in order to have a practice of annual refresh grants for executives, while staying within the guidelines of equity ownership for competitive companies. We did not grant Mr. Dalgaard an equity award in 2008 due to the significant equity award he received during 2007. We also granted Mr. Womack an option to purchase 160,000 shares of common stock at an exercise price of $11.55 per share. Mr. Womack received this grant due to recognition of the importance of his organization in many areas of our company and the need to retain him as an employee. In addition, Mr. Womack’s existing equity awards will have been fully vested by the end of 2008.

As part of the further review of the compensation packages of Messrs. Albright, Larson and Womack in July 2008, we made further equity awards to these individuals. Mr. Womack received an additional stock option to purchase 160,000 shares of common stock at an exercise price of $10.84 per share and a RSU covering 30,000 shares of common stock. The additional award was made to Mr. Womack due to the view that the earlier increases in May 2008 would not be sufficient to retain him. Mr. Larson received a RSU covering 200,000 shares of common stock and Mr. Albright received a RSU covering 30,000 shares of common stock. The additional grants to Mr. Albright and Larson were based on management’s view that these awards would be important to retain these individuals given that they did not receive equity awards with the rest of management in May 2008.

Other than the equity plans described in this proxy statement, we do not have any equity security ownership guidelines or requirements for our executive officers.

Severance and Change of Control Payments.  As described below under “— Employment and Change of Control Arrangements,” four of our named executive officers (Messrs. Dalgaard, Felt, Albright and Larson) are entitled to receive specified severance payments and/or accelerated vesting of stock options or unvested stock if their employment is terminated without cause by us or an acquiring company (or by the executive officer for good reason) following a change of control. We believed that the severance payments and stock option acceleration upon a termination of employment without cause for these named executive officers were necessary in order to provide them with assurance that if their at-will employment with us were to be terminated without cause, they would be compensated at a sufficient level in order to ensure they could transition to another company and, in the case of Messrs. Felt, Albright and Larson, to induce them to accept employment with us. We also believed based on our general experience that severance provisions such as these are relatively common for chief executive officers and chief financial officers of high-technology companies. All of these arrangements were part of the negotiated employment arrangements with these employees.

Because of the significant acquisition activity in the high technology industry, there is a possibility that we could be acquired in the future. We believe these severance and change of control arrangements mitigate some of the risk that exists for executive officers working in a smaller company that may become an acquisition target. These arrangements are intended to attract and retain qualified executive officers that could have other job alternatives that may appear less risky absent these arrangements. We also believe that the larger severance packages resulting from terminations related to change of control transactions would provide an incentive for these executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

For a description and quantification of these severance and change of control benefits, please see “— Employment and Change of Control Arrangements” below.

Other Benefits.  Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision and our 401(k) Plan, in each case on the same basis as our other employees. We also provide vacation and other paid holidays to all employees, including our executive officers, which we believe are comparable to those provided in the Silicon Valley area.

We account for equity compensation paid to our employees under the rules of SFAS No. 123(R), which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. If we become profitable, we will receive a tax deduction for the compensation expense. We structure cash bonus compensation so that it is taxable to our employees at the time it becomes available to them. We currently intend that all cash compensation paid to our employees will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified stock options should be deductible, to the extent a stock option constitutes an incentive stock option, gain recognized by the employees will only be deductible if there is a disqualifying disposition by the employee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Executive Compensation Tables

The following table presents compensation information for 2008, 2007 and 2006 paid to or accrued for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers whose total compensation for 2008 were more than $100,000. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan
Name and Principal Position	Year	Salary		Bonus	Awards(1)	Awards(2)	Compensation(3)	Total

Lars Dalgaard	2008	$450,000		$—	$—	$851,179	$180,000	$1,481,179
President and Chief	2007	356,103		—	—	621,335	520,000	1,497,438
Executive Officer	2006	320,000		10,000	—	193,078	648,999 (4)	1,172,077
Bruce C. Felt, Jr.	2008	266,875		—	—	164,702	66,000	497,577
Chief Financial Officer	2007	220,415		—	—	141,822	136,900	499,137
	2006	2,547	(5)	—	—	31,109	—	33,656
Paul Albright(6)	2008	399,288	(8)	—	34,835	694,447	—	1,128,570
General Manager,	2007	225,049	(8)	—	—	216,587	—	441,636
Small and Mid-Sized	2006	—		—	—	—	—	—
Business Unit and Chief Marketing Officer
James B. Larson(7)	2008	536,482	(9)	—	232,232	715,752	—	1,484,466
Vice President,	2007	184,753	(9)	—	—	211,205	—	395,958
Global Enterprise Sales	2006	—		—	—	—	—	—
Randall J. Womack	2008	261,458		—	34,835	260,258	55,000	611,551
Chief Information Officer	2007	202,708		—	—	69,253	135,000	406,961
and Vice President,	2006	188,125		—	—	3,042	187,859 (4)	379,026
Operations

(1)	Stock awards consist solely of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amount shown represents the compensation cost recognized by us for financial reporting purposes in accordance with SFAS No. 123(R) utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2008, without giving effect to estimated forfeitures.

(2)	The amount shown represents the compensation cost recognized by us for financial reporting purposes in accordance with SFAS No. 123(R) utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2008, without giving effect to estimated forfeitures.

(3)	The amount shown reflects the named executive officer’s bonus paid for our performance and the named executive officer’s performance against his specified individualized objectives and bonus for performance in the applicable years.

(4)	The amounts shown reflect the bonuses of $18,707 for Mr. Dalgaard and $47,858 for Mr. Womack that were earned in 2006 but retained and not paid out until March 31, 2008.

(5)	Mr. Felt’s employment with us started in October 2006. The amount reflects payments to Mr. Felt based on a reduced salary from October 2006 through February 2007.

(6)	Mr. Albright joined us in July 2007.

(7)	Mr. Larson joined us in September 2007.

(8)	The amount shown includes $110,466 for sales commissions earned in 2007 and $142,413 in 2008.

(9)	The amount shown includes $91,484 for sales commissions earned in 2007 and $213,565 in 2008.

For a description of the material terms of the offer letters given to the named executive officers in the above table, please see the section entitled “— Employment and Change of Control Arrangements” below.

Grants of Plan-Based Awards

The table below summarizes grants made to each of our named executive officers for 2008:

						Option
						Awards:		Grant
						Number of		Date
					Stock	Securities	Exercise	Fair Value
		Estimated Future Payouts Under			Awards:	Underlying	Price of	of Stock
	Grant	Non-Equity Incentive Plan Awards			Number of	Options	Option	and Option
Name	Date	Threshold	Target	Maximum	Units(1)	Awards(2)	Awards(3)	Awards(4)

Bruce Felt	5/16/2008	—	—	—	—	50,000	$11.55	$244,020
Paul L. Albright	7/29/2008	—	—	—	30,000	—	—	325,200
James B. Larson	7/29/2008	—	—	—	200,000	—	—	2,168,000
Randall J. Womack	5/16/2008	—	—	—	—	160,000	11.55	719,888
	7/29/2008	—	—	—	—	160,000	10.48	780,864
	7/29/2008	—	—	—	30,000	—	—	325,200

(1)	All restricted stock unit grants were granted under our 2007 Equity Incentive Plan.

(2)	Each stock option was granted under our 2007 Equity Incentive Plan.

(3)	Represents the fair market value of a share of our common stock on the stock option’s grant date.

(4)	The amounts in this column represent the grant date fair value, computed in accordance with SFAS No. 123(R), of each stock option granted to the named executive officer in 2008. Our compensation cost for these stock option grants is similarly based on the grant date fair value but is recognized over the period, typically four years, in which the executive officer must provide services in order to earn the award. See note 6 of the notes to our consolidated financial statements for a discussion of all assumptions made in determining the grant date fair values of the stock options.

The unvested shares issued upon exercise of the stock options in the above table are subject to a right to repurchase by us upon termination of employment, which right lapses in accordance with the vesting schedule described above. Each stock option in the above table expires ten years from the date of grant. Certain of these stock options are subject to accelerated vesting upon involuntary termination or constructive termination following a change of control as discussed below in “— Employment and Change of Control Arrangements.”

Outstanding Option Awards at Fiscal Year-End

The following table summarizes outstanding option awards held by each of our named executive officers as of December 31, 2008:

	Option Awards					Stock Awards
								Market
	Number of Securities						Number of	Value of
	Underlying				Option		Units That	Units That
	Unexercised Options(1)				Exercise	Option	Have Not	Have Not
Name	Exercisable		Unexercisable		Price(2)	Expiration Date	Vested(9)	Vested(11)

Lars Dalgaard	690,000	(3)	—		$1.30	5/17/2016	—	$—
	800,000	(4)	—		8.50	7/18/2017	—	—
	40,000	(4)	—		8.75	9/13/2017	—	—
Bruce C. Felt, Jr.	100,000	(5)	—		1.60	11/2/2016	—	—
	50,000	(6)	—		11.55	5/16/2018	—	—
Paul L. Albright	—		525,000	(7)	8.50	7/17/2017	—	—
	—		225,000	(8)	9.00	10/31/2017	—	—
	—		—		—	—	30,000	172,200
James B. Larson	234,375	(10)	515,625	(10)	8.75	9/13/2017	—	—
	—		—		—	—	200,000	1,148,000
Randall J. Womack	81,250	(12)	—		0.05	4/21/2013	—	—
	143,750	(13)	6,250		1.30	9/7/2016	—	—
	—		—		—	—	30,000	172,200
	—		160,000	(14)	11.55	5/16/2018	—	—
	—		160,000	(15)	10.84	7/28/2018	—	—

(1)	Each stock option was granted pursuant to our 2001 Stock Option Plan or our 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below. Each of these stock options expires ten years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control as discussed below in “— Employment and Change of Control Arrangements.”

(2)	Represents the fair market value of a share of our common stock on the stock option’s grant date, as determined by (1) our Board of Directors with respect to stock options granted prior to our initial public offering in November 2007, (2) the closing price of our common stock on the Nasdaq Global Market on the date of grant with respect to all other stock options.

(3)	This stock option is immediately exercisable and our right of repurchase lapses as to 1/24th of the shares each month over two years, starting on May 17, 2006. As of December 31, 2008, all shares subject to this option were vested.

(4)	These stock options are immediately exercisable and our right of repurchase lapses as to 1/48th of the shares each month commencing on the date of grant. As of December 31, 2008, 283,333 shares subject to these options were vested.

(5)	This stock option is immediately exercisable and our right of repurchase lapsed as to 25% of the shares on October 13, 2007 and as to 1/48th of the shares each month over the three years thereafter.

(6)	This stock option is immediately exercisable and our right of repurchase will lapse as to 25% of the shares on May 16, 2009, and as to 1/48th of the shares each month over the three years thereafter.

(7)	This stock option vested as to 25% of the shares on July 16, 2008, and vests as to 1/48th of the shares each month over the three years thereafter.

(8)	This stock option vested as to 25% of the shares on October 31, 2008, and vests as to 1/48th of the shares each month over the three years thereafter.

(9)	These restricted stock units vest as to 25% of the units each anniversary over four years, starting July 15, 2009.

(10)	This stock option vested as to 25% of the shares on September 10, 2008, and vest as to 1/48th of the shares each month over the three years thereafter.

(11)	The market value of the units of stock that have not vested is based on the closing market price of the Company’s stock on December 31, 2008 of $5.74.

(12)	This stock option vested as to 25% of the shares on March 4, 2004, and as to 1/48th of the shares each month over the three years thereafter.

(13)	This stock option vested as to 25% of the shares on January 7, 2008, and vest as to 1/48th of the shares each month over the three years thereafter.

(14)	This stock option vests as to 25% of the shares on May 16, 2009, and as to 1/48th of the shares each month over the three years thereafter.

(15)	This stock option vests as to 25% of the shares on July 15, 2009, and as to 1/48th of the shares each month over the three years thereafter.

Employment and Change of Control Arrangements

Lars Dalgaard.  In July 2007, we entered into an employment letter with Lars Dalgaard, our President and Chief Executive Officer. This employment letter specifies that Mr. Dalgaard’s employment with us is at will. Mr. Dalgaard is entitled to receive initial base compensation of $400,000 per year and he was eligible to receive a target bonus for 2007 of 100% of his base compensation, and up to 150% of his base compensation in the event of extraordinary performance. The bonus would be payable after the completion of audited financial results for 2007. Furthermore, we may defer payment of up to one-third of his bonus for a period of one year, consistent with any such deferral for the executive management team generally. Mr. Dalgaard also received an option to purchase 800,000 shares of common stock with an exercise price of $8.50 per share, which vests in equal monthly installments over a four-year period. In the event that Mr. Dalgaard’s employment is terminated by us without cause or that Mr. Dalgaard terminates his employment for good reason, each as defined in his employment letter, Mr. Dalgaard would be entitled to receive 12 months of his base salary, plus a pro-rated portion of his target bonus, with 50% of such amount payable immediately and the remainder payable over a 12-month period. If Mr. Dalgaard terminates his employment for good reason within six to 12 months following a change of control, or if his employment with us is terminated by us without cause within 12 months of a change of control, he would be entitled to full acceleration of the vesting of his unvested stock options or restricted stock.

Bruce C. Felt, Jr.  In October 2006, Mr. Felt executed our written offer of employment as our Chief Financial Officer. The written offer of employment specifies that Mr. Felt’s employment with us is at will. Mr. Felt’s current base compensation is $235,000 per year. He is currently eligible to receive a bonus of up to 60% of his base compensation. Pursuant to the offer letter, Mr. Felt received an option to purchase 500,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Felt’s employment with us is terminated without cause within the first year of his employment with us, he is entitled to receive a severance payment of six months of his base salary as well as six months of accelerated vesting of unvested shares. If his employment with us is terminated without cause after the first year of his employment with us, he is entitled to receive a severance payment of six months of his base salary, as well as three months of accelerated vesting of unvested shares. Upon a change of control, Mr. Felt is entitled to receive accelerated vesting of 50% of his then unvested shares, and if, within 12 months after the change of control, his employment is terminated by us without cause or by Mr. Felt for good reason, he will be entitled to full acceleration of his unvested shares.

Paul L. Albright.  In July 2007, Mr. Albright, our General Manager, Small and Mid-Sized Business Unit and Chief Marketing Officer, executed our written offer of employment. The written offer of employment specifies that Mr. Albright’s employment with us is at will. Mr. Albright’s base compensation was initially set at $250,000, with a target bonus of $200,000. Pursuant to the offer letter, Mr. Larson received an option to purchase 525,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. If, after one year of employment with us, his employment is terminated without cause or by Mr. Albright for good reason, he will be entitled to one year of acceleration of his unvested stock options. If, after two years of employment with us, his employment is terminated without cause or by Mr. Albright for good reason, he will be entitled to two years of acceleration of his unvested stock options. In either case, Mr. Albright would also be entitled to a severance payment equal to six months of base salary as well as his target bonus, plus an additional one month for each year he is employed with us after the initial two years.

James B. Larson.  In August 2007, Mr. Larson, our Vice President, Global Enterprise Sales, executed our written offer of employment. The written offer of employment specifies that Mr. Larson’s employment with us is at will. Mr. Larson’s base compensation was initially set at $300,000, with a target bonus of $250,000. Pursuant to the offer letter, Mr. Larson received an option to purchase 750,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. If, after one year of employment with us, his employment is terminated without cause or by Mr. Larson for good reason, he will be entitled to a payment equal to six months’ salary and three months of acceleration of his vesting of his unvested stock options.

Randall J. Womack.  We do not have an employment agreement with Mr. Womack, our Chief Information Officer and Vice President, Operations.

The following table summarizes the benefits payable to each named executive officer who is currently serving as an executive officer upon termination of our named executive officers’ employment before or after a change in control as of December 31, 2008.

The value of the severance, vesting acceleration, COBRA premiums and vacation payments shown in the table below was calculated based on the assumption that the resignation, termination or change in control, if applicable, occurred and the named executive officer’s employment terminated on December 31, 2008, and the fair market value per share of our common stock on that date was $5.74, which represents the closing price per share of our common stock on the NASDAQ Global Market on December 31, 2008. The value of the stock option vesting acceleration was calculated by multiplying the number of unvested shares subject to each stock option that accelerate upon a change in control by the difference between $5.74 and the exercise price per share of the stock option. The value of the stock vesting acceleration was calculated by multiplying the number of unvested shares by the fair market value per share of our common stock as of December 31, 2008.

		Voluntary	Termination	Termination	Constructive
		Resignation or	without Cause	without Cause	Termination
		Termination	Prior to Change	after Change	after Change
Name	Benefit	for Cause	in Control	in Control	in Control

Lars Dalgaard	Severance	$—	$900,000	$900,000	$900,000
	Value of accelerated stock options(2)	—	— (3)	— (3)	— (3)
	COBRA premiums	—	5,145	5,145	5,145
	Vacation payout	127,199	127,199	127,199	127,199

	Total value	$127,199	$1,032,344	$1,032,344	$1,032,344

Bruce C. Felt, Jr.(1)	Severance	$—	$137,500	$137,500	$137,500
	Value of accelerated stock options(2)	—	129,375	948,752	948,752
	COBRA premiums	—	—	—	—
	Vacation payout	16,526	16,526	16,526	16,526

	Total value	$16,526	$283,401	$1,102,778	$1,102,778

Paul L. Albright	Severance	$—	$232,500	$232,500	$232,500
	Value of accelerated stock options(2)	—	— (3)	— (3)	— (3)
	Value of accelerated restricted stock units(4)	—	43,050	43,050	43,050
	COBRA premiums	—	—	—	—
	Vacation payout	10,054	10,054	10,054	10,054

	Total value	$10,054	$285,604	$285,604	$285,604

James B. Larson(2)	Severance	$—	$175,000	$175,000	$175,000
	Value of accelerated stock options(2)	—	— (3)	— (3)	— (3)
	Value of accelerated restricted stock units(4)	—	—	1,148,000	1,148,000
	COBRA premiums	—	—	—	—
	Vacation payout	20,178	20,178	20,178	20,178

	Total value	$20,178	$195,178	$1,343,178	$1,343,178

Randall J. Womack	Severance	$—	$—	$—	$—
	Value of accelerated stock options(2)	—	—	—	—
	Value of accelerated restricted stock units(4)	—	—	—	—
	COBRA premiums	—	—	—	—
	Vacation payout	71,683	71,683	71,683	71,683

	Total value	$71,683	$71,683	$71,683	$71,683

(1)	Upon a change in control, Mr. Felt is entitled to receive accelerated vesting of 50% of his unvested shares, the value of which would be $475,817, and a vacation payout of $16,526, as of December 31, 2008.

(2)	This amount represents the value of the accelerated vesting of outstanding stock options, calculated as the difference between the December 31, 2008 closing stock price of $5.74 and the exercise price for each option.

(3)	The exercise price of all outstanding option grants for Mr. Larson, Mr. Albright and Mr. Dalgaard was greater than the stock’s closing price as of December 31, 2008 making the total value $0.

(4)	This amount represents the value of the accelerated vesting of restricted stock units, based on the December 31, 2008 closing stock price of $5.74.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that SuccessFactors specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee of SuccessFactors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David N. Strohm, Chair
David G. Whorton

DIRECTOR COMPENSATION

The following table provides information for 2008 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2008. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

	Fees Earned		Non-Equity
	or Paid	Option	Incentive Plan	All Other
Name	in Cash	Awards(1)	Compensation	Compensation	Total

David N. Strohm	$95,000	$58,921	$—	$—	$153,921
Douglas J. Burgum	35,000	372,927	—	—	407,927
Eric C.W. Dunn	55,000	58,921	—	—	113,921
William E. McGlashan, Jr.	50,000	89,723	—	—	139,723
Elizabeth A. Nelson	50,000	132,979	—	—	182,979
David G. Whorton	42,500	58,921	—	—	101,421

(1)	The amount shown represents the compensation cost recognized by us for financial reporting purposes in accordance with SFAS No. 123(R) utilizing the assumptions discussed in Note 6 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2008, without giving effect to estimated forfeitures. We estimated the grant date fair value of stock option awards described in footnotes 6 using the Black-Scholes option valuation model with the following assumptions — Expected life: 2.08 years, Risk free interest rate: 2.47%, Volatility 51.62%, and Dividend yield: 0.00%.

We compensate independent directors with a combination of cash and equity.

Cash Compensation

Consistent with a reduction in executive salaries undertaken in response to the financial crisis/recession in late 2008, the Board of Directors also reduced its own cash compensation levels for 2009 by a comparable percentage. These reductions are incorporated in the data below. Each non-employee director as of January 1 will receive an annual retainer of $31,500. The non-employee Chairperson of the Board of Directors will receive an additional annual retainer of $31,500, and if our Chief Executive Officer is appointed as Chairperson of the Board of Directors, the lead independent director will receive an additional annual retainer of $13,500. The chairs of the Audit

Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will also receive annual retainers of $18,000, $13,500 and $9,000, respectively. Each non-chair member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive annual retainers of $9,000, $6,750 and $4,500, respectively. In January 2009, the Board of Directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares having a value of 120% of the cash retainer. For those non-employee directors that elect to receive common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year.

The common stock is paid in advance on a quarterly basis, based on the price as of the last trading day of each fiscal quarter. Messrs. Strohm and Whorton elected to receive common stock in lieu of cash fees, receiving 6,723 and 3,007 shares respectively through March 31, 2009. Mr. Dunn elected to receive common stock in lieu of 10% of his cash fees, receiving 389 shares for the period through March 31, 2009.

Equity Compensation

Each non-employee director who becomes a member of our Board of Directors will be granted an initial option to purchase 30,000 shares of our common stock upon appointment or election, and these stock options will also be immediately exercisable and will vest quarterly over a period of two years based on continuation of service by the non-employee director. An additional option to purchase 15,000 shares of our common stock will automatically be granted to each non-employee director after each annual meeting of stockholders, beginning with the 2008 annual meeting of stockholders, and these stock options will vest quarterly over a period of one year. Each of the stock options granted to a non-employee director will have a maximum term of the earlier of: (1) seven years from the date of grant, or (2) three years after the termination of the non-employee’s termination of service for any reason, and the vesting of the options will accelerate in full in connection with a change of control. All stock options granted to non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant.

TRANSACTIONS WITH RELATED PERSONS

From January 1, 2008 to the present, there have been no (and there are no currently proposed) transactions in which SuccessFactors was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

Our policy and the charter of our Nominating and Corporate Governance Committee and the charter of our Audit Committee adopted by our Board of Directors require that any transaction with a related party that must be reported under applicable rules of the SEC, other than compensation related matters, must be reviewed and approved or ratified, by our nominating and corporate governance committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our Audit Committee. These committees have not yet adopted specific policies or procedures for review of, or standards for approval of, these transactions. We expect that any such transaction would be approved or ratified only if these committees concluded in good faith that it was in our interest to proceed with it.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that SuccessFactors specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“10-K”).

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, ProfessionalAuditing Standard, Vol. 1. AU section 380). Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from SuccessFactors.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the United States Securities and Exchange Commission.

THE AUDIT COMMITTEE

Eric C.W. Dunn, Chair
William E. McGlashan, Jr.
Elizabeth A. Nelson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Due to an administrative error, a Form 4 for Eric Dunn was filed 10 days late.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in SuccessFactors’ Proxy Statement and form of proxy relating to SuccessFactors’ annual meeting of stockholders to be held in 2009 must be received by SuccessFactors at the principal executive offices of SuccessFactors no later than December 31, 2008. Stockholders wishing to bring a proposal before the annual meeting to be held in 2009 (but not include it in SuccessFactors’ proxy materials) must provide written notice of such proposal to the Secretary of SuccessFactors at the principal executive offices of SuccessFactors between January 30, 2009 and March 1, 2009 and comply with the other provisions of SuccessFactors’ bylaws.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

SuccessFactors invites its Board members to attend its annual stockholder meetings but does not require attendance.

STOCK HOLDER COMMUNICATIONS

Any securityholder of SuccessFactors wishing to communicate with the Board may write to the Board at Board of Directors, c/o SuccessFactors, 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404. An employee of SuccessFactors, under the supervision of the Chairman of the Board, will forward these emails and letters directly to the Board. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

SuccessFactors has adopted a code of conduct and ethics that applies to SuccessFactors’ executive officers and employees, including its Chief Executive Officer and Chief Financial Officer. The code of conduct and ethics is available on SuccessFactors’ website at www.successfactors.com/investor/corporate-governance.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all Proposals. 1. ELECTION OF CLASS I DIRECTORS: + 01 — Eric C.W. Dunn 02 - David N. Strohm Mark here to vote Mark here to WITHHOLD For All EXCEPT — To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. ___For Against Abstain 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS SUCCESSFACTORS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. NNNNNNNC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 0 2 1 6 8 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 011UJB

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — SUCCESSFACTORS, INC. Annual Meeting of Stockholders – May 22, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Bruce Felt and Julian Ong, and each of them, as proxies of the undersigned, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote all the shares of stock of SuccessFactors, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of SuccessFactors, Inc. to be held at its offices located at 1500 Fashion Island Blvd., San Mateo, California, on May 22, 2009, at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof. When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposal No. 2 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended. Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting. (Continued and to be signed on reverse side)

. NNNNNNNNNNNN NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all Proposals. 1. ELECTION OF CLASS I DIRECTORS: + 01 — Eric C.W. Dunn 02 — David N. Strohm Mark here to vote Mark here to WITHHOLD For All EXCEPT — To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. ___For Against Abstain 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS SUCCESSFACTORS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 1 6 8 5 2 + <STOCK#> 011UKA

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — SUCCESSFACTORS, INC. Annual Meeting of Stockholders – May 22, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Bruce Felt and Julian Ong, and each of them, as proxies of the undersigned, each with full power to appoint his or her substitute, and hereby authorizes them to represent and to vote all the shares of stock of SuccessFactors, Inc. which the undersigned is entitled to vote, as specified on the reverse side of this card, at the Annual Meeting of Stockholders of SuccessFactors, Inc. to be held at its offices located at 1500 Fashion Island Blvd., San Mateo, California, on May 22, 2009, at 2:00 p.m., Pacific Time, and at any adjournment or postponement thereof. When this Proxy is properly executed, the shares to which this Proxy relates will be voted as specified and, if no specification is made, will be voted for the Board of Directors nominees and for Proposal No. 2 and this Proxy authorizes the above designated proxies to vote in their discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended. Whether or not you plan to attend the meeting in person, you are urged to complete, date, sign and promptly mail this Proxy in the enclosed return envelope so that your shares may be represented at the meeting. (Continued and to be signed on reverse side)*